AGC Americas Gold Corp.
      200 - 580 Hornby Street, Vancouver, British Columbia, Canada V6C 3B6

                                                             Tel: (604) 689-4771
                                                             Fax: (604) 684-0642
                                                        Website: WWW.AGCGOLD.COM
                                                        E-mail: INFO@AGCGOLD.COM


                             LETTER OF INTENT (LOI)

This writing shall represent the Intent of the parties (Alexander Vileshin to be referred to as Alex and AGC Americas Gold Corp. to be referred to as AGC), whose signatures are shown below, to enter into a business arrangement as specified herein.

AGC will establish the business entity (WC.Com) which will have a preferential and formal business relationship with Watch Central Corporation (WCC). WCC will provide the following to AGC:

1. All watch repairs resulting from advertising and/or WC.Com's E-Commerce site will be charged to AGC's account at "Jeweler's Cost" (i.e. the lowest cost charged to companies in the trade).

2. The retail price list published on WC.Com's E-Commerce web site for repairs, straps and accessories will be at least 20% lower that the retail prices charged by WCC to its retail customers.

3. AGC will be responsible for the payment of all salaries of all employees of WC.Com, and for WC.Com's "Showroom Store" managed by Alex.

o        WC.Com will be a subsidiary of and 100% owned by AGC.

o WC.Com will have a 3-person board of directors comprised initially of Alex, Alex's nominee and Tom Crom.

o WC.Com will have its own budget (as approved by the board of AGC), bank account, and signing of contracts and/or checks shall require the signature of any tow of the three board members.

o Alex will be President of WC.Com and will be offered the opportunity to become a member of the board of AGC.

o Alex shall receive an initial salary of $3,000.00 U.S./Month during the set-up and establishment of WC.Com (i.e. WC.Com opens officially for business).

o Once WC.Com is officially open and able to do business through its E-Commerce web site being developed and established by WCC as described below, Alex's job function will be reevaluated by an outside consultant. The consultant will report to the AGC Board the industry salary standard for an executive in Alex's position at that point in time. Alex's salary will be set accordingly. Further evaluations will be done on a yearly basis.

         WCC shall be totally responsible for the design, development, beta testing and making fully operational WC.Com's E-Commerce web site. AGC shall pay to WCC the sum of $50,000.00 in US currency for the provision of such services.


Letter of Intent - Alex & AGC                                 Page 1 of 2


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                                          LETTER OF INTENT (LOI) (Cont'd)


o Alex will receive an incentive bonus of 314,000 options for the purchase of AGC free-trading stock. The exercise price of the options shall be established as per the rules of the Vancouver Stock Exchange
         (VSE) at a price equal to the closing price on the day prior to this LOI being executed by Alex and delivered as an original or facsimile and before the close market (4:00 PM EST).

o An additional 50,000 options will become available upon the completion of an initial private placement. These options can be provided to Alex or his nominee.

o The private placement shall be in an amount approximately equal to $500,000 Cdn. Of this amount 1/3 shall be set aside for Alex or his nominee. Each unit shall consist of one (1) share of AGC stock and one
         (1) warrant for the purchase of an additional share of AGC stock as per the rules of the VSE. Each unit shall be priced at a 20% discount to the closnig price on the day prior to the signing of this agrement by Alex and delivery to AGC, prior to the close of the market (4:00 PM
         EST).

o The private placement will close only if subscriptions to a minimum of $500,000 Cdn. has been committed.

o At AGC's next Annual General Meeting (AGM), the board will file for a formal option plan. This will allow AGC's board to make available up to an additional 1,400,000 options. Only the newly elected directors can commit to the disposition of the options, post AGM. Alex as well as other parties will be eligible to receive some of these options. The new Board will also be solely responsible for appointing the new slate of officers.

o AGC will guarantee the contrct between Alex and WC.Com, or, enter into an agreement with Alex directly, which ever Alex's lawyer prefers.

o AGC commits that it will offer Joint Venture participation to Joseph Edward's for any new deal involving retail sales frm stores but not from the Internet.

o This entire LOI (agreement) is conditional upon a minimum of $500,000 Cdn. Being raised through the private placement as described above.

o Following closing of the private placement, this LOI will be replaced with a formal agreement between the parties.

Attested to this 5th day of March, 1999; by



-------------------------------                   ------------------------------

Alexander Vileshin                                R.G. McMorran for AGC
235 E. 40th Street, Apt. 3411                     200 - 580 Hornby Street
New York, NY 10016                                Vancouver, B.C. Canada V6C 3B6




Letter of Intent - Alex & AGC
                                                                    Page 2 of 2

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